Exhibit 10.4
Agreement Number:
MASTER PURCHASE AND LICENSE AGREEMENT
This Master Purchase and License Agreement (“Agreement”) is made as of March 10, 2005 (the “Effective Date”), between Veraz Networks, Inc., with headquarters at 926 Rock Avenue, San Jose, CA 95131 (“Veraz”) and the “Customer” listed below.

Customer:	StarVox Communications, Inc.	Contact:	Douglas S. Zorn
Address:	2202 No. 1st Street	Phone:	(925) 984-6671
	San Jose, CA 95131	Fax:	(800) 270-9380
		E-Mail:	dzorn@starvoxcom.com
This Agreement sets forth the terms and conditions under which the parties agree that Customer may, pursuant to one or more separately executed Orders, (i) purchase Veraz’s Hardware, (ii) obtain licenses to use Veraz’s proprietary Software, (iii) purchase and/or license Third Party Products; and (iv) purchase Services listed on the applicable Order. This Agreement includes the attached Terms and Conditions and all Schedules attached hereto and any other attachments that reference this Agreement, and contains, among other things, warranty disclaimers, liability limitations and use limitations.
By signing below, the parties agree to be bound by the terms and conditions of this Agreement. Any executed copy of this Agreement made by reliable means (e.g. photocopy or facsimile) is considered an original.

Customer:		Veraz Networks, Inc.:

By:	/s/ Douglas S. Zorn	By:	/s/ Allen Morton

Name:	Douglas S. Zorn	Name:	Allen Morton
Title:	CEO	Title:	CFO
TERMS AND CONDITIONS
1. DEFINITIONS
1.1. “Deployment Site(s)” mean the Customer site(s), as described in detail in an Order, to where the Software and Hardware will be delivered by Veraz and used by Customer.
1.2. “Customer Equipment” means the equipment to be furnished by Customer at Customer’s expense, and approved by Veraz for use in connection with the Standalone Software.

1.3. “Documentation” means the documentation that Veraz will provide to Customer with the Software and Hardware.
1.4. “Hardware” means the tangible product, including embedded Software, if any, as described in an Order.
1.5. “Installation Services” means the services, as further defined and set forth in an Order, which Customer will purchase hereunder.
1.6. “Intellectual Property Rights” means and ideas, whether or not patentable, inventions, discoveries, processes, works of authorship, marks, names, know-how, and any and all rights in such materials on a worldwide basis, including any rights in patents, inventor’s certificates, utility models, copyrights, trade secrets, mask works, trade names and marks and other analogous rights.
1.7. “Order” means a written purchase order from Customer to Veraz, substantially in the form attached hereto for the initial Order as Schedule A, for Software, Hardware, and/or Services to be purchased, licensed or provided under this Agreement.
1.8. “Post-Sales Support Services” means the post-sales support services for the Products, as further defined and set forth in Schedule B, that Customer will purchase hereunder.
1.9. “Product” means Software and/or Hardware.
1.10. “Services” means the Post-Sales Support Services, Installation Services, training services, consulting services and other services provided by Veraz under this Agreement.
1.11. “Software” means Veraz’s proprietary software and/or third party proprietary software licensed to Veraz, embedded in Hardware, or standalone Products (“Standalone Software”), described in an Order, in object code form and Documentation, if any, including any error corrections and updates thereto provided by Veraz to Customer under this Agreement.
1.12. “Third Party Products” means hardware or software products from third party vendors provided by Veraz hereunder (excluding third party technology embedded in the Products) and separately identified in an Order.
2. PRICES, PAYMENT, ORDER PROCESS
2.1. Prices. Prices for Products and Services are as set forth in an executed Order, which sets forth Veraz’s pricing and the discounts applicable to that Order.
2.2. Taxes. All stated prices are exclusive of any taxes, fees, and duties or other amounts, however designated, and including without limitation value added and withholding taxes that are levied or based upon which charges, or upon this Agreement. Any taxes related to Products or Services purchased or licensed pursuant to this Agreement including, but not limited to, withholding taxes, will be paid by Customer or Customer will present an exemption certificate acceptable to the taxing authorities. Applicable taxes will be billed as a separate item on the invoice, to the extent possible. Customer will hold Veraz harmless from all claims and liability arising from the failure to report or pay any taxes, or duties and assessments owed by Customer.
2.3. Order Process. Customer will make the initial purchase of Products by issuing a written and executed Order to Veraz, indicating specific Products, quantity, price, total purchase price, shipping instructions, requested shipment dates, bill-to and ship-to addresses, and any other special instructions. Subsequent purchases will be made by an Order, with prices as may be specified for additional Orders in the initial Order or as mutually agreed. The terms of this Agreement (including an Order) control over additional or different terms of any Customer purchaser order, confirmation, invoice or similar document, even if accepted in writing by both parties.
2.4. Payment. Upon and subject to credit approval by Veraz, and unless otherwise set forth in an Order, all amounts due to Veraz hereunder will be due and payable within thirty (30) days after the date of Veraz’s invoice to Customer. All payments will be made in U.S. currency. If at any time Customer is delinquent in the payment of any invoice or is otherwise in breach of this Agreement, Veraz may, in its discretion, withhold shipment (including partial shipments) of any Order or performance of any Services or may, at its option, require Customer to prepay for further shipments of Product or performance of Services. Veraz may charge interest of one percent (1.0%) per month (or the maximum allowed by law, if less) for any sum not paid by Customer when due.
2.5. Travel and Incidental Expenses. Customer will reimburse Veraz for any reasonable out-of-pocket expenses incurred by Veraz in connection with performing any pre-approved Services at Customer’s site.
3. SHIPMENT AND DELIVERY
3.1. Shipping. Shipping dates will be established by Veraz upon receipt of an Order and will be assigned as close as practicable to Customer’s requested date based on Veraz’s then-current lead times for the Products. Veraz will notify Customer of the scheduled ship date within ten (10) days after receipt of an Order. Unless given written instruction by Customer, Veraz will select the carrier.
3.2. Title and Risk of Loss. Shipping terms are F.O.B. Veraz’s designated shipping location (or FCA INCOTERMS 2000 for international shipments). Title and risk of loss will pass from Veraz to Customer upon delivery to the common carrier or Customer’s representative at the F.O.B. point. Delivery will be deemed made upon transfer of possession to the carrier. Customer will be responsible for all freight handling and insurance charges. In no event will Veraz have any liability in connection with shipment, nor will the carrier be deemed to be an agent of Veraz. Veraz will not be liable for damage or penalty for delay in delivery or for failure to give notice of any delay. Acceptance will be deemed to be given by Customer upon delivery of the Products unless expressly set forth to the contrary in an Order.
3.3. Security Interest. If specified in the applicable Order, then Customer will cooperate fully with Veraz in the filing of a secured transactions document (e.g., UCC 1 in the US) and execution of Veraz’s standard security agreement for Products purchased pursuant to this Agreement in the forms attached to a Financing Addendum attached hereto, if applicable. Veraz’s security interest will remain in effect until Customer has paid in full for the Products and all related Services.
3.4. Letter of Credit. If specified in the applicable Order, Customer will provide a letter of credit in accordance with the procedures set forth therein.
3.5. Third Party Products License and Support Terms. Any Third Party Products provided hereunder will be provided pursuant to such Third Party Products vendor’s license, and support terms and conditions. Except as otherwise expressly set forth in an Order, support for such Third Party Products will be procured by Customer directly from the applicable Third Party Products vendor. Upon reasonable notice to Customer, Veraz has the right to replace software provided to Customer as part of Third Party Products with software that has similar functionality.
4. SOFTWARE LICENSE, RESTRICTIONS AND PROPRIETARY RIGHTS
4.1. License. Subject to the trams and conditions of this Agreement, Veraz grants Customer, under Veraz’s Intellectual Property Rights, a nonexclusive and nontransferable (subject to Section 11.6) license, without the right to sublicense, only to: (a) use the Software on the Hardware on which it was embedded when delivered to Customer; (b) install standalone Software (not embedded on Hardware prior to delivery) on Hardware, Third Party Products, or Customer Equipment, as applicable, for which it was intended, as specified in the Documentation or Order; and (c) use the Software in accordance with any use restrictions specified or referenced in an Order (including, but not limited to, concurrent user or other concurrent usage license limits and geographic specific specifications). Customer acknowledges that the standalone Software as delivered may not comply with all VoIP U.S. or non-U.S. standards, and may require the license of additional Software functionality if available at Veraz’s then-current license fees in order to support such standards.
4.2. Copies. Customer may make one (1) copy of the Software for back-up purposes and a reasonable number of copies of Documentation for technical support personnel and other internal uses, provided that any such copies will include Veraz’s copyright and any other proprietary notices, and such copies remain the property of Veraz and/or its licensors, as applicable.
4.3. Restrictions. The license granted herein is granted solely to Customer, and not to any affiliate of Customer. The license granted herein does not authorize Customer (nor may Customer allow any third party) to: (a) copy, distribute, use or allow third party access to the Software, except as expressly authorized under this Agreement; (b) decompile, disassemble, reverse engineer, translate, convert or apply any procedure or process to the Software in order to ascertain, derive, and/or appropriate for any reason, the source code or source listings for the Software (except, in the European Union, to the extent that such acts may not lawfully be prohibited) or any trade secret information or process contained in the Software; (c) modify, incorporate into or with other software, or create a derivative work of any part of the Software; (d) use, access or allow access to the Software in any manner to provide service bureau, time-sharing or other computer services to third parties; (c) lease or lend the Software; (f) disclose the results of any benchmarking of the Software, or use such results for its own competing software development activities, without the prior written consent of Veraz; or (g) attempt to circumvent any usage limits or other license, timing or use restrictions that are built in to the Software. Customer is hereby notified that the Software may contain time-out devices, counter devices, and/or other devices intended to ensure the limits of a particular license will not be exceeded (“Limiting Devices”). If the Software does contain Limiting Devices, Veraz will ensure that Customer receives any keys or other materials necessary to use the Software to the limits of Customer’s license.
4.4. Ownership. Veraz and its licensors presently own and will continue to own all worldwide right, title, and interest in and to the Products and all worldwide Intellectual Property Rights therein. Customer will not delete or in any manner alter the copyright, trademark, and other proprietary rights notices of Veraz and its licensors appearing on the Products as delivered to Customer. Veraz reserves all rights and licenses in and to the Software not expressly granted to Customer under this Agreement.
4.5. No Trademark Rights. Veraz does not grant Customer any trademark rights under this Agreement. Customer will not use, register or take other action with respect to any name, logo, trademark, service mark, or other identifier used anywhere in the world by Veraz.
4.6. U.S. Government Restricted Rights. If Customer is an agency, department, or other entity of the United States Government (“Government”), the use, duplication, reproduction, release, modification, disclosure or transfer of the Software, manuals, or any technical specifications, or any related documentation of any kind, including technical data (“Software and documentation”), is restricted in accordance with Federal Acquisition Regulation (“FAR”) 12.212 for civilian agencies and Defense Federal Acquisition Regulation Supplement (“DFARS”) 227.7202 for military agencies.
5. INSTALLATION, TRAINING, AND SUPPORT SERVICES
5.1. Installation Services. Veraz will perform the Installation Services for the installation fees, if any, specified in an Order to install the Software on the Customer Equipment, Third Party Products or Hardware at Customer’s site or as otherwise set forth in an Order. Customer will be solely responsible for completing all tasks that are reasonably required to prepare Customer’s site and equipment for the performance of such Services by Veraz. If specified in the applicable Order, Customer will cause the Customer Equipment to be delivered, at Customer’s expense, to Veraz’s facility for pre-installation of Software.
5.2. Training Services. Customer agrees to obtain, at Customer’s expense, and Veraz agrees to provide, the training, if any, specified in an applicable Order.
5.3. Consulting; and Other Services. Customer agrees to purchase the professional services, if any, as specified in an applicable Order. From time to time, at Customer’s reasonable request and subject to availability of Veraz’s personnel, Veraz will provide to Customer at Veraz’s then current consulting rates additional consulting services with respect to the Software and/or Hardware, subject to terms and conditions for professional services to be mutually agreed by the parties.
5.4. Support Services. Provided Customer continues to pay all support fees, Veraz will provide Support Services as set forth in Schedule B for (i) Hardware for a period of sixty (60) months from shipment, (ii) Software for so long as Veraz continues to offer such Post-Sales Support Services generally to customers of the Software; and, (iii) if specified in an Order, Third Party Products for so long as the applicable third party vendor offers applicable second level support.
5.5. Obligations of Customer. Customer will provide designated Veraz personnel access to the Products, including during Customer’s non-business hours, as is reasonably necessary to install, maintain and service the Products. Customer will provide, at Customer’s expense, reasonable working space, utilities, and adequate secure storage space, if required, for the equipment and materials which Veraz personnel may reasonably require to install, maintain and service the Products hereunder. Customer is responsible for: (a) the results obtained from Customer’s use of the Products; (b) the integration and interconnection with Customer’s hardware and/or Third Party Products and/or systems; and (c) unless otherwise set forth in an Order, installation of any Third Party Products or Customer Equipment.
5.6. Veraz Alterations. Upon reasonable notice (as further specified below) to Customer, Veraz may make alterations to the Products: (a) as reasonably necessary to comply with this Agreement, changed safety standards or governmental regulations, with notice provided at the time Veraz becomes aware of such required changes; (b) to make the Products non-infringing with respect to any patent right, copyright or other proprietary interest, with notice provided at the time Veraz becomes aware of such required changes; or (c) to otherwise improve the Products, provided such improvements do not affect Product form or fit, with notice provided at least three (3) months before such changes are implemented.
5.7. Customer Equipment. Customer must provide Veraz with at least thirty (30) days written notice of any changes to the Customer Equipment including, without limitation, model or operating system changes. If such changes are not compatible with the Software, then the parties will mutually agree on a solution or plan to remedy such compatibility issue; unless otherwise expressly agreed in writing by Veraz, Customer will be responsible for any additional costs and expenses, including, if applicable, additional Software license fees, to remedy such compatibility issues with the Customer Equipment.
5.8. Deployment Sites. Customer may, at its option, make any changes deemed necessary to the Deployment Sites set forth in an Order, provided this Customer provides Veraz with at least thirty (30) days prior written notice of any changes which may adversely affect the operation of the Software. In the event such changes adversely affect the operation of the Software, Veraz agrees to provide additional Installation Service for a fee to be mutually agreed upon. In addition, in the event of any changes to the Deployment Sites of the Hardware which cause compatibility issues with networks, compliance issues with governmental or other requirements, or other issues requiring modified Hardware or Software, Veraz will upon reasonable prior notice, at Customer’s expense and Veraz’s then-current charges, provide any generally available additional Hardware or Software to support the Hardware for any such relocated Deployment Site.
6. LIMITED WARRANTY
6.1. Hardware Warranty. Veraz warrants that for a period of ninety (90) days from the date of shipment from Veraz the Hardware and any Software embedded in the Hardware as delivered to Customer will be free from detects in material and workmanship under normal use. This limited warranty extends only to Customer as original purchaser. Customer’s exclusive remedy and the entire liability of Veraz and its suppliers under this limited warranty will be, at Veraz’s option, repair or replacement in accordance with Veraz’s Basic Support Services policies, or a refund of the purchase price if the Hardware is returned, freight and insurance prepaid. The repaired or replaced Hardware is warranted for the longer of ninety (90) days from the date of shipment of the repaired or replaced Hardware or the remaining Hardware warranty period. Veraz replacement parts used in Hardware repair may be new or equivalent to new. All articles must be properly packed and returned in accordance with Veraz’s then-current Return Material Authorization (RMA) procedure set forth in the Support Service Details attached to the Support Services Schedule attached hereto. Where applicable, before Veraz provides warranty services, Customer agrees to: (a) follow the problem determination, problem analysis, and warranty services request procedures that Veraz provides; (b) secure all programs and data contained in Hardware; and (c) inform Veraz of changes in the Hardware’s location or Deployment Site. Veraz will not be obligated to repair or replace any Hardware or any component of the Hardware or embedded Software under the warranty terms if Veraz reasonably believes that such repair or replacement is caused in whole or in part by: accident; fault or negligence of Customer; misuse or abuse; improper or unauthorized connection with any peripheral; external electrical fault; or alteration, modification, installation, service or repair performed other than by Veraz or by Veraz’s written permission.
6.2. Software Warranty. Veraz warrants to Customer, with respect to the Software separately licensed hereunder and not embedded in the Hardware, that for a period of ninety (90) days from the date of shipment from Veraz: (a) the media on which the Software is furnished will be free from defects in material and workmanship under normal use; and (b) the Software substantially conforms to its published specifications. Customer’s exclusive remedy and the entire liability of Veraz and its suppliers under this limited warranty will be, at Veraz’s option, repair or replacement in accordance with Veraz’s standard Basic Support Services policies, or a refund of the Software license fee upon return of the Software to Veraz. In no event does Veraz warrant that the Software is error-free or that Customer will be able to operate the Software without problems or interruptions. The foregoing limited warranty applies only to failures in operation of the Software that are reproducible in standalone form and does not apply to: (i) Software that is modified by Customer or any third party; (ii) Software that is operated in violation of this Agreement or other than in accordance with the published user Documentation; (iii) failures which are caused by other software or hardware products; or (iv) any media or copy of the Software that was not originally purchased or licensed from Veraz or for which the license fee was not timely paid to Veraz by Customer.
6.3. Third Party Products Warranties. Any warranties for Third Party Products provided hereunder will be passed on to Customer according to such third party vendor’s warranty coverage. Customer will follow the required provisions in order to obtain warranty service on such third party products.
6.4. Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 6, ALL EXPRESS, IMPLIED OR STATUTORY CONDITIONS, TERMS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS (BUT NOT IN DEROGATION OF VERAZ’S INDEMNIFICATION OBLIGATIONS IN SECTION 8), SATISFACTORY QUALITY, ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, ARE HEREBY EXCLUDED TO THE EXTENT ALLOWED BY APPLICABLE LAW. THE PRODUCTS ARE NOT PRICED, DESIGNED, MANUFACTURED OR INTENDED FOR USE OR RESALE IN HAZARDOUS ENVIRONMENTS REQUIRING FAIL-SAFE PERFORMANCE, SUCH AS IN

AIR TRAVEL, SPACE TRAVEL, FIRE FIGHTING, POLICE OPERATIONS, 911 EMERGENCY SYSTEMS, POWER PLANT OPERATION, NUCLEAR FACILITIES, MILITARY OPERATIONS, RESCUE OPERATIONS, HOSPITAL AND MEDICAL OPERATIONS OR THE LIKE OR ANY OTHER USE IN WHICH THE FAILURE OF THE PRODUCT COULD LEAD DIRECTLY TO DEATH, PERSONAL INJURY, OR SEVERE PHYSICAL OR ENVIRONMENTAL DAMAGE (“HIGH RISK ACTIVITIES”). VERAZ AND ITS SUPPLIERS SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR HIGH RISK ACTIVITIES. This disclaimer and exclusion will apply even if the express warranty set forth above fails of its essential purpose.
7. TERM AND TERMINATION
7.1. Term. This Agreement will commence on the Effective Date and will continue in effect, unless earlier terminated in accordance with this Agreement, for a period of ninety days (90) and thereafter automatically renew for successive ninety day (90) terms unless either parry gives written notice to the other party no less than thirty (30) days prior to the expiration of any such renewal term of its intent not to renew at the end of such term. Notwithstanding the foregoing, Section 4 (Software License, Restrictions and Proprietary Rights) will survive any termination of this Agreement under this Section 7.1 (unless Customer notifies Veraz to the contrary pursuant to such termination), but will not survive any termination of this Agreement arising out of Sections 7.2 or 7.3. Customer may terminate a Software license at any time by destroying all copies of the Software. Upon termination of a Software license, Customer must return all copies of the Software and Documentation to Veraz, or destroy all such copies and certify in writing such destruction to Veraz.
7.2. Default. If either parry defaults in the performance of any of its material obligations including, without limitation, Customer’s payment obligations hereunder, and if such default is not corrected within thirty (30) days (ten (10) days in the case of non-payment) after written notice thereof by the other party, then the non-defaulting party, at its option, may, in addition to any other remedies it may have, terminate this Agreement by giving written notice of termination to the defaulting party.
7.3. Bankruptcy. This Agreement may be terminated immediately by a party without notice if any one of the following occurs: the other party (i) ceases to carry on business as a going concern, (ii) becomes the object of the institution of voluntary proceedings in bankruptcy or liquidation, or (iii) becomes the object of the institution of involuntary proceedings in bankruptcy or liquidation, or a receiver is appointed with respect to a substantial part of its assets, if such petition or proceeding is not dismissed or receiver discharged within thirty (30) days of filing or appointment.
7.4. Nonexclusive Remedy. Termination of this Agreement by either party will be a nonexclusive remedy for breach and will be without prejudice to any other right or remedy of such party.
7.5. Injunctive Relief. Each party acknowledges that its breach of Section 4 (Software License, Restrictions, and Proprietary Rights) or Section 10 (Confidential Information) would cause irreparable harm to the other party, the extent of which would be difficult to ascertain. Accordingly, each party agrees that, in addition to any other remedies to which such other party may be entitled, such other party will have the right to obtain immediate injunctive relief in the event of a breach of such sections.
7.6. Survival. Sections 4.3, 4.4, 4.6, 8, 9, 10, and 11, and all purchase or payment obligations for Products and Services incurred prior to the termination of this Agreement, will survive such termination.
8. INDEMNITIES
8.1. Veraz IP Indemnity. Veraz will defend any action brought against Customer to the extent that it is based upon a claim that a Product, as provided by Veraz to Customer under this Agreement and used within the scope of this Agreement, infringes any copyright, U.S. patent or any patent issued by a member state of the EU, and Veraz will pay any costs, damages and reasonable attorneys’ fees attributable to such claim that are awarded against Customer or agreed upon by Veraz in settlement, provided that Customer: (a) promptly notifies Veraz in writing of the claim; (b) grants Veraz sole control of the defense and settlement of the claim; and (c) provides Veraz with all assistance, information and authority required for the defense and settlement of the claim. Veraz will not reimburse Customer for any expenses incurred without the prior written approval of Veraz. Customer may engage counsel of its choice at its own expense.
8.2. Injunction. If Customer’s use of any Product hereunder is, or in Veraz’s opinion is likely to be, enjoined due to the type of infringement specified in Section 8.1 above, Veraz may, at its sole option and expense: (a) procure for Customer the right to continue using such Product under the terms of this Agreement; (b) replace or modify such Product so that it is non-infringing and substantially equivalent in function to the enjoined Product; or (c) if options (a) and (b) above cannot be accomplished despite Veraz’s diligent efforts, then Veraz may terminate Customer’s rights and Veraz’s obligations hereunder with respect to such Product and, upon return of the allegedly infringing item, refund to Customer the unamortized portion of the fees paid hereunder for such Product, based upon a straight-line five (5) year depreciation commencing as of the date of delivery to Customer of such Product.
8.3. Exclusions. Notwithstanding the terms of Section 8.1, Veraz will have no liability for any infringement claim of any kind to the extent it results from: (a) modification of the Product made other than by Veraz; (b) the combination, operation or use of any Product supplied hereunder with equipment, devices or software not made and supplied by Veraz to the extent such a claim would have been avoided if the Product were not used in such combination; (c) failure of Customer to use updated, modified or substitute Products provided by Veraz to avoid infringement; (d) use of the Products by Customer other than as authorized under this Agreement, or (e) compliance by Veraz with designs, plans or specifications furnished by or on behalf of Customer. Customer will defend and hold Veraz harmless against any expense, judgment or loss for alleged infringement of any patents or copyrights or misappropriation of trade secrets which result from Veraz’s compliance with Customer’s designs, specifications or instructions.
8.4. Sole Remedy. THE FOREGOING PROVISIONS OF THIS SECTION 8 SET FORTH VERAZ’S AND ITS SUPPLIERS’ SOLE AND EXCLUSIVE OBLIGATIONS, AND CUSTOMER’S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

8.5. Customer Indemnity. Customer will defend any action brought against Veraz to the extent that it results from or in connection with the use, manufacture, or distribution of Customer’s products and Customer’s direct and indirect end users in any country, and Customer will pay any costs, damages and reasonable attorneys’ fees attributable to such claim that are awarded against Veraz or agreed upon by Customer in settlement, provided that Veraz: (a) promptly notifies Customer in writing of the claim; (b) grants Customer sole control of the defense and settlement of the claim; and (c) provides Customer with all assistance, information and authority required for the defense and settlement of the claim. Customer will not reimburse Veraz for any expenses incurred without the prior written approval of Customer. Veraz may engage counsel of its choice at its own expense. This indemnification obligation will not apply to infringement actions or claims if such actions or claims are based solely on the use of the Hardware or Software in the form provided by Veraz.
9. LIMITATION OF LIABILITY
9.1. Limitation. NEITHER PARTY NOR ITS THIRD PARTY SUPPLIERS AND LICENSORS WILL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, (A) FOR ANY PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST DATA, OR (B) FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, OR (C) FOR LOSS OR CORRUPTION OF DATA OR INTERRUPTION OF USE, OR (D) FOR ANY AMOUNTS IN EXCESS, IN THE AGGREGATE, OF THE FEES PAID OR OWED TO VERAZ HEREUNDER FOR THE ORDER TO WHICH THE CAUSE OF ACTION OR CLAIM IS COVERED OR RELATED. NOTHING IN THIS AGREEMENT WILL LIMIT A PARTY’S LIABILITY FOR FRAUD OR FOR DEATH OR PERSONAL INJURY CAUSED BY A PARTY’S NEGLIGENCE.
9.2. Exceptions. The liability limitations set forth in Section 9.1 above do not apply to: (a) either party’s breach of its confidentiality obligations set forth in Section 10 below; or (b) Customer’s breach of the license grant and restrictions set forth in Section 4 above, or any infringement of Veraz’s Intellectual Property Rights.
10. CONFIDENTIAL INFORMATION
10.1. Confidential Information. As used in this Agreement, the term “Confidential Information” means any confidential information disclosed by one party to the other pursuant to this Agreement. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement. Notwithstanding any failure to so identify disclosed information as Confidential Information, (a) the terms of this Agreement, information pertaining to the Software and Documentation including without limitation, the development status of the Software or Hardware, the functionality of the Software or Hardware, the appearance, content and flow of the Software’s user interface and the Documentation and all materials relating to Veraz’s or Customer’s customers, products, and business which Veraz or Customer makes available to Customer or Veraz hereunder will be deemed to be Confidential Information; and (b) any information disclosed in circumstances of confidence, or would be understood by the parties, exercising reasonable business judgment, to be confidential, including information viewed or learned by a party during a visit to the other party’s facilities, will be deemed Confidential Information.
10.2. Confidentiality. Each party will treat as confidential all Confidential Information of the other party, will not use such Confidential Information except as set forth herein, and will use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties will use at least the same degree of care that it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event will it use less than reasonable efforts. Each party will promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party’s Confidential Information.
10.3. Exceptions. Notwithstanding the above, neither party will have liability to the other with regard to any Confidential Information of the other which the receiving party can prove: (a) was publicly known at the time it was disclosed or has become publicly known through no fault of the receiving party; (b) was legally known to the receiving party, without restriction, at the time of disclosure; (c) is disclosed with the prior written approval of the disclosing party; (d) was independently developed by the receiving party without any use of the Confidential Information; (e) became known to the receiving party, without restriction, from a source other than the disclosing party, without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party’s rights; or (f) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party will provide prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.
10.4. Return of Confidential Information. Upon expiration or termination of this Agreement, each party will return all tangible Confidential Information received from the other party.
10.5. Press Releases. Veraz will not, at any time, issue any press releases including Customer’s name without the prior written approval of the Customer. Customer agrees to participate in Veraz marketing programs including but not limited to a press release within ninety (90) days of the signing of this Agreement announcing a customer relationship and/or network commissioning. For any mutually agreed press release, Veraz may restate the substance or language of that press release for so long as it remains factually accurate. Further, following the issuance of such mutually agreed press release, Veraz may without obtaining further consent by Customer identify Customer as a customer of Veraz and a user of the Products in press releases and marketing materials, and in demonstrations and presentations. Identifying Customer as a customer may include using Customer’s name, referring to the existence of this Agreement, and/or using an exact copy of Customer’s corporate logo to identify Customer on Veraz’s web site. At Customer’s request, its logo will be associated with a link to Customer’s web site. Veraz also may interview Customer’s personnel regarding the performance and features of the Products (subject to Customer’s prior approval). Veraz may refer potential new customers to Customer as a reference for the Products and

Veraz, and Customer agrees to respond reasonably to all such reference contacts.
11. GENERAL
11.1. Governing Law. This Agreement will be governed by the laws of the State of California, and the United States, without reference to conflict of laws principles and without reference to UCITA (the Uniform Computer Information Transactions Act) as it may be enacted in the applicable jurisdiction. The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees.
11.2. Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible and the other provisions of this Agreement will remain in full force and effect.
11.3. Independent Contractors. The parties to this Agreement are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.
11.4. Modification. No modification or amendment of any provision of this Agreement will be effective unless in writing and signed by the parties’ authorized representatives.
11.5. Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each such provision thereafter. The express waiver by either party of any provision of this Agreement will not constitute a waiver of any future obligation to comply with such provision.
11.6. Assignment. This Agreement and the rights hereunder are not transferable or assignable by Customer (and any attempted assignment will be void) without the prior written consent of Veraz, except, provided that Customer has paid Veraz all Hardware fees and Software license fees due and owing to Veraz, to a person or entity who acquires all or substantially all of the assets or business of Customer, whether by sale, merger or otherwise (“Change of Control”); provided, that under no circumstances will Customer undertake a Change of Control for the primary purpose of transferring the Products to a third party. Veraz may assign or transfer this Agreement without Customer’s consent. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns.
11.7. Notices. All notices, demands or consents required or permitted under this Agreement will be in writing. Notice will be considered effective on the earlier of actual receipt or: (a) the day following transmission if sent by facsimile followed by written confirmation; (b) one (1) day (two (2) days for international addresses) after posting when sent via an express commercial courier; or (c) five (5) days after posting when sent via certified mail, return receipt requested. Notice will be sent to the address for each party set forth on the first page of this Agreement, or at such other address as will be given by either party to the other in writing. Notices to Veraz will be addressed to the attention of: Chief Financial Officer.

11.8. Force Majeure. Except for Customer’s obligations to pay Veraz hereunder, no default, delay or failure to perform on the part of either party will be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due to causes beyond the reasonable control of the party charged with a default, including, but not limited to, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities or suppliers, material shortages, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy, or nuclear disasters; provided, that for the duration of such force majeure the party charged with such default must continue to use reasonable efforts to overcome such force majeure.
11.9. Entire Agreement. The terms and conditions set forth herein constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties with respect to the subject matter hereof. To the extent there is a conflict between the terms in the main text of this Agreement and any terms in the Order, the terms in the Order will prevail.
11.10. Export Law Assurances. Customer understands that the Software, Hardware and Documentation are subject to export control laws and regulations. Customer will not export or re-export the Software, Hardware or Documentation or any underlying information or technology except in full compliance with all United States and other applicable laws and regulations. In particular, but without limitation, none of the Software, Hardware, the Documentation or any underlying information or technology may be exported or re-exported: (a) into (or to a national or resident of) any country to which the U.S. embargoes or restricts the export of goods or services, including without limitation Cuba, Iraq, Libya, North Korea, Iran, Sudan or Syria; or (b) to anyone on the U.S. Treasury Department’s list of specially designated nationals or the U.S. Commerce Department’s table of denial orders. Customer agrees to the foregoing and represents and warrants that Customer is not located in, under control of, or a national or resident of any such country or on any such list.
11.11. English Language. This Agreement is in the English language only, which language will be controlling in all respects. No translation, if any, of this Agreement into any other language will be of any force or effect in the interpretation of this Agreement or in determination of the interests of either party hereto. Furthermore, the parties agree that all correspondence, notices, orders, claims, suits and other communication between the parties hereto will be written or conducted in English.
11.12. Local Laws. Customer represents and warrants that, to the best of Customer’s knowledge, the provisions of this Agreement, and the rights and obligations of the parties hereunder, are enforceable under the laws of the countries within which the Software, Hardware and Documentation will be used.
11.13. Basis of Bargain. Each party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for considerations of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each party under this Agreement and in the decision by each party to enter into this Agreement.
END

SCHEDULE A
INITIAL ORDER
     This Order, effective upon the Effective Date set forth below, supplements and amends the Master Purchase and License Agreement (“Agreement”) by and between Veraz Networks, Inc. (“Veraz”) and the party identified below (“Customer”) to license the Software and purchase the Hardware and Services specified herein and to incorporate the additional terms set forth below. All of the terms and conditions of the Agreement will continue in full force and effect except as amended by the terms of this Order. Unless otherwise specified, terms defined in the Agreement will apply to this Order.
     1. ORDER EFFECTIVE DATE: March 10, 2005
     2. CUSTOMER INFORMATION:

Customer:	StarVox Communications, Inc.
Customer Contact and Email Address for Notice of Software FTP Download:	Name: Douglas S. Zorn Email:
3. SEND PAYMENTS TO:
Comerica Bank
San Jose Airport Office
226 Airport Parkway
San Jose, Ca. 95110
(408) 556-5000
Re: Veraz Networks, Inc.
Account #1892018175
ABA #121137522
     4. PRODUCTS, DEPLOYMENT SITES, FEES AND PAYMENT TERMS
          A. SOFTWARE ORDER.

Software:	Veraz ControlSwitch™

Application:	Packet Toll Tandem Services

Gateway Ports Quantity:	50,000 ControlSwitch Gateway ports

Optional	Item	Limitations

Modules/Functionality:

	SIP Internetworking Support	5,000 Concurrent Calls
	H.323 v2 Internetworking Support	5,000 Concurrent Calls
	Cisco 5350 and Cisco 5400 Interface v	None

Deployment Site(s):

Functionality:	The Software consists of various functional capabilities (“Functionality”). Only the Functionality described in the Documentation with respect to Packet Toll Tandem Services and any Optional Modules set forth above are being licensed to Customer pursuant to this Order even though additional Functionality may otherwise be accessible in the Software.

Installation	Customer acknowledges and agrees that the Software is pre installed on the Customer Equipment as of the Order Effective Date.
          B. HARDWARE ORDER
I. l-Gate 4000

Number of 1-Gate 4000s
(Note 1)	Deployment site
5	601 W. 26th Street
6th Floor
New York, NY 10011

3	200 SE 1st Street
9th Floor
Miami, FL 33142

4	2401 Locust St
Suite 401
Philadelphia, PA 19103

2	2461 W. Las Palma Ave
Bldg 6, 1st Floor
Anaheim, CA 92801

6	2323 Bryan St.
Suite 1400
Dallas, Texas

3	3000 Irving Blvd.
Dallas, TX 75247

1	6855 Crescent Dr.
Norcross, GA 30340

1	2101 Roberts Dr.
Broadview, IL 60153
Note 1: All 1-Gate 4000s are configured with Veraz’s standard full redundancy package, 3 DS3s, G.711 for a cumulative total of 50,000 ports. Customer to provide racks for I-Gate 4000s. Includes cabling and connectors for DS3 interfaces and BNC connectors to interface with Customer equipment. WAN (IP Link) cabling and connectors included. DSDU ETSI mounting brackets included. DSDU includes DC power cables for connecting to I-Gate 4000s. Infra-frame cabling and standard power distribution included.
     II. Ulticom Cards

Description	Quantity
Ulticom PCI-bus Signalware adapter ends (8 Port) (“Ulticom Cards”)	[2]

     III. Memory Cards

Description	Quantity
I-Gate 4000 Media Gateway 64MB Flash Memory Card Upgrade	[25]

Note: For any Deployment Site for which access to I-Gate 4000s is not available, Veraz shall deliver the applicable Memory Upgrades to Customer FOB Veraz’s designated shipping location.
          C. CUSTOMER EQUIPMENT
     Customer acknowledges and agrees that Customer shall be required to provide various Customer Equipment for installation and operation of the Standalone Software and Ulticom Cards.
          D. TOTAL FEES (IN U.S. DOLLARS) FOR INITIAL PURCHASE

Item	Fees
Hardware and Software (excluding Memory Cards)	[$710,000]
Memory Cards	[$ 40,000]
Quarterly Enhanced Post-Sales Support Services Fees: Software	[$101,500]
Quarterly Enhanced Post-Sales Support Services Fees: Hardware
          E. PAYMENT TERMS
               1. The Products Fee due to Veraz under Section 4.F. above (“Product Fees”) will be due and payable via wire transfer on or before March 31, 2005.
               2. Initial annual Post-Sale Support Services shall commence on the earlier of Ready for Service or July 1, 2005 (“Support Commencement Date”). The term “Ready for Service” means that the Products are available for Customer’s use, and Customer has set up the necessary Customer Equipment infrastructure to put the Products into production. Post-Sales Support Services Fees will be due and payable via wire transfer on a calendar quarterly basis commencing on the Support Commencement Date. The initial payment shall be prorated for the number of days, based on a ninety day calendar quarter, remaining in the then-current calendar quarter (“Initial Support Payment”). Renewal quarterly Post-Sale Support Services Fees will be payable quarterly in advance via wire transfer, within thirty (30) days after the date of Veraz’s invoice to Customer. Renewal annual Post-Sale Support Services Fees for the initial eight full quarterly periods (i.e. through June 30, 2007) will be [$101,500] per quarter and shall not increase or decrease during such period. Thereafter, Veraz may change such fees in accordance with Section 1.3 of Schedule B.
     5. ADDITIONAL TERMS AND CONDITIONS:
     Notwithstanding anything to the contrary in the Agreement:

               A. Used Hardware. Customer acknowledges that the Hardware being ordered under this Initial Order is used, was previously sold by Veraz to Nexes LLC (or its predecessors in interest) (“Nexes”), and is being accepted by Veraz from Nexes in full satisfaction of the debt owed by Nexes to Veraz for the Products. Customer has requested that the Hardware remain at the Deployment Sites. Customer acknowledges that the list of Deployment Sites for the Hardware set forth above is provided by Veraz in good faith, but that Nexes may have relocated a portion of the Hardware. Veraz shall use reasonable efforts to ascertain the actual location of each I-Gate set forth above as part of Veraz’s Post-Sales Support Services and shall inform Customer of any variances from such Deployment Sites.
               B. Warranty of Title. Veraz represents and warrants that Veraz owns all right, title and interest in and to the Hardware being purchased by Customer hereunder.
               C. NO WARRANTY. THE PRODUCTS ARE PROVIDED “AS IS, WHERE IS” AND EXCEPT FOR THE WARRANTY OF TITLE SET FORTH IN SECTION 5.B. ABOVE, VERAZ DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE. Veraz has no obligation to ensure the operability of any network of which the Products are, were, or shall be, a part.
               D. Memory Upgrade. As part of Veraz’s Post-Sales Support for the Products as set forth in Schedule B to the Agreement, Veraz shall, upon being provided access to the Hardware and to any applicable Customer Equipment, install the Memory Cards in the Hardware. Veraz shall as soon as reasonably practicable make one on-site trip per Deployment Site in order to perform such services at Veraz’s sole cost and expense provided that access is made available to Veraz personnel at the Deployment Sites on or before June 30, 2005. In the event access is denied, or all infrastructure or Customer Equipment required to perform the foregoing installation services is not available at a Deployment Site on or before June 30, 2005, Veraz shall have no obligation to complete such services at such Deployment Site unless Customer pays travel and living expenses and Veraz’s then-current time and materials rate for its personnel, not to exceed [$1500] per Deployment Site.

AGREED AND ACCEPTED:

VERAZ NETWORKS, INC.		CUSTOMER

By:	/s/ Allen Morton	By:	/s/ Douglas S. Zorn

Name:	Allen Morton	Name:	Douglas S. Zorn
Title:	CFO	Title:	CEO

SCHEDULE B
(to Master Purchase and License Agreement)
POST-SALES SUPPORT SERVICES
1. OVERVIEW.
1.1. Provision by Veraz of the Services as more particularly described in Attachment 1 (Support Service Details) for the Products will begin upon the Support Commencement Date and will continue through the end of the initial calendar quarter and continue for successive calendar quarters thereafter (each such calendar quarter, a “Service Period”) until either party gives a minimum of sixty (60) days written notice to the other party of its intentions not to renew the current quarterly Service Period. Provision of Services is conditioned upon the following: (a) Customer is current in paying all applicable charges for the Services; (b) Customer has provided Veraz with immediate remote on-line access to the affected Software in Customer’s network as set forth in Attachment 1; and (c) the Products have been installed in their current location by Veraz and covered continuously under Veraz warranty or Services.
1.2. Purchasing the Basic Support Service is a prerequisite for the purchase of any Extended or Premium Support Services options. Premium Support Services options may not be available for all Products or in all geographic locations.
1.3. After the initial eight (8) quarterly Service Periods, in the event of changes in fees or Services, Veraz will provide a Support Services quotation for the succeeding quarterly Service Period not less than sixty (60) days before the end of the then-current Service Period. The parties shall discuss any concerns with such quotation, and Customer shall have until thirty (30) days prior to the expiration of the then-current Support Period to accept or reject such Support Service quotation. In the event Customer rejects the Support Service quotation, or fails to timely accept or reject such quotation, Post-Sales Support shall terminate at the end of the then-current Support Period.
1.4. Additional Products purchased by Customer during a Service Period will be automatically covered by the Services, with fees prorated through the end of the current Service Period, unless otherwise expressly set forth in the order for such Products. Such Products will be added to the Product list and will be included in the Support Services Quotation for the next Service Period. Allowance will be made for any remaining warranty applicable to the new Products affecting Services fees.
1.5. Products may be removed from Support coverage by the Customer providing a minimum of sixty (60) days prior written notice to Veraz. In such event Veraz shall issue a Support Services quotation for the next Service Period showing revised fees and Services. Notwithstanding the foregoing, if Customer elects to purchase Services for Software, Customer must purchase Services with respect to all of the Software.
1.6. If approved by Veraz, Customer may reinstate cancelled Services by paying any such fees that are in arrears, and any coats, on a time and materials basis, that Veraz incurs to update installations. In some cases, where the Customer is using an Obsolete Software Release (as defined in Attachment 1), Customer may be required to migrate to a currently supported Software Release (as defined in Attachment 1) and pay the corresponding license fees.

1.7. Veraz will offer support for day previous Software Release until it becomes an Obsolete Software Release, and will offer support for Software generally for so long as Veraz makes such support available to all customers of the Software. Veraz will offer support for Hardware for the period of time specified in the original order for the Hardware or accompanying Master Purchase and License Agreement.
1.8. In the case that any of the Products are relocated while covered by the Services, Customer shall give notice to Veraz in writing and the Services on the relocated Products will be suspended subject to inspection, execution of any required remedial work and certification by Veraz, all at Customer’s expense at Veraz’ then current published rates, unless reinstallation after such relocation is carried out by Veraz. Veraz reserves the right to adjust charges for such Products or to decline to provide any further Services for the relocated Products.
1.9. Unless expressly set forth in an Order, no third party products shall be supported (unless such products are embedded within the Hardware or Software and not separately sold or licensed by Veraz) by Veraz. Support for such third party products will be procured by Customer directly from the applicable third party products vendor.
2. SERVICES CHARGES AND INVOICING.
Charges for the Services will be detailed on the Order executed by the Customer and cover the provision of the Services for the specific Products and location(s) set forth in such Order. Charges for On-Demand Services will be as set forth in the Order. The charges for the specific Products identified in such Orders are subject to adjustment in the event new Products are added to a Customer site or a Product is relocated. Payment terms and conditions shall be as set forth in the Order.
3. MODIFICATION OF HARDWARE.
Customer’s personnel will not attempt any repair, maintenance or modification to the Hardware outer than swapping out Hardware identified as Field Replaceable Units (FRUs) while it is covered under an Order for Services provided in this Agreement, unless agreed to in writing by Veraz. Customer will notify Veraz of any change or modification to the Hardware covered under an order for Services outlined in this Agreement. If the change or modification creates a safety hazard or is likely to cause Hardware malfunctions, Veraz may, with the Customer’s concurrence and at the Customer’s expense, correct the condition and continue to perform the Services. If the condition cannot be corrected to Veraz’ satisfaction, Veraz may discontinue the Services on the Products without further obligation.
4. WARRANTY.
Veraz warrants that the Services will be performed in a professional and workmanlike manner, using qualified technicians, familiar with the Products and their operation. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS SCHEDULE IS FOR THE PERFORMANCE OF SERVICES ONLY, THAT THE WARRANTY STATED HEREIN IS EXCLUSIVE AND THAT VERAZ MAKES NO OTHER WARRANTIES, WRITTEN, ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THIS AGREEMENT OR THE MATERIALS AND SERVICES CONTEMPLATED HEREUNDER.

5. LIMITATION OF LIABILITY.
EXCEPT FOR; (i) PERSONAL INJURY OR PHYSICAL PROPERTY DAMAGE WHICH DIRECTLY RESULTS FROM THE NEGLIGENT OR INTENTIONALLY WRONGFUL ACTS OR OMISSIONS OF EITHER PARTY; (ii) DAMAGES RESULTING FROM MISUSE OR MISAPPROPRIATION OF VERAZ’ SOFTWARE OR OTHER INTELLECTURAL PROPERTY RIGHTS; OR (iii) DAMAGES FOR EITHER PARTY’S FAILURE TO PROTECT THE OTHER’S CONFIDENTIAL OR PROPRIETARY INFORMATION, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING FROM CONNECTED WITH OR RELATING TO THIS SCHEDULE, WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE AND WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EACH PARTY’S TOTAL LIABILITY SHALL NOT EXCEED THE TOTAL CHARGES FOR SERVICES PAID OR PAYABLE DURING THE RELEVANT AGREEMENT YEAR.
6. SUBCONTRACTING.
Veraz retains the right to subcontract any or all of the Services to be performed under this Schedule to a qualified subcontractor of Veraz’ choosing. In such event, Veraz shall remain obligated to the Customer for the work subcontracted.

Attachment 1
Support Service Details
1. DEFINITIONS
     1.1. “Early Field Trial Release” means a release of the Software prior to general commercial availability. Such releases are provided “AS IS”, without warranty, provided that Veraz will provide beta release support, which involves accepting feedback (which feedback shall be owned by Veraz), and notifying the Customer when Error Corrections or feature enhancements are available.
     1.2. “Error” means any verifiable and reproducible failure of the Software to substantially conform to the Specifications. The term “Error” will not include any failure of the Software to substantially conform to the Specifications that: (i) results from Customer’s improper use of the Software; (ii) does not materially affect the operation and use of the Software; or (iii) results from the modification by Customer of the Software not contemplated by this Agreement.
     1.3. “Error Correction(s)” means a (i) modification or addition to or deletion from the Software, that, when made to the Software, materially conforms the Software to the Specifications, or (ii) a procedure or routine that (a) is mutually acceptable to both Veraz and Customer in good faith, and (b) when observed in the regular operation of the Software eliminates the material adverse effect of such Error to Customer.
     1.4. “Maintenance Release” means a patch directed at providing Error Correction(s) for Errors reported hereunder or by other customers.
     1.5. “Obsolete Software Release” means any Software Release prior to the current Software Release and the two preceding major Software Releases, where “major” Software Release denotes any Software Release indicated by any changes in the numeric identifier for the Software Release to any digits located immediately to the right of the left-most decimal (i.e. x.(x).x )
     1.6. “Permanent Resolution” means that an Error Correction has been provided and the Service Request for the Error is closed.
     1.7. “Response Time” means the time required for an ActionLine support technician to acknowledge receipt of an issue via phone answer, callback or Service Request update.
     1.8. “Restore Time” means the time required to resolve problem with a Workaround or Maintenance Patch from time of receipt of issue from Customer.
     1.9. “Service Request” means a Customer request for Service hereunder as logged under Veraz’s call tracking system and assigned a reference number.
     1.10. “Software Release” means the particular numerical classification and identification of Software, as designated by Veraz, that refers to a set of Software modules that provide specific functionality, as described in the corresponding Documentation for any such Software Release.

     1.11. “Specifications” means Veraz’s standard, published approved description of the performance and functionality of the Software.
     1.12. “TAC” means a Technical Assistance Center.
     1.13. “Updates and Upgrades” means updates and upgrades to the Software functionality licensed by Customer and which are made generally available to other licensees of such Software functionality who have purchased Basic Support Services.
     1.14. “Workaround” means a temporary solution to an Error that allows the Software to regain functionality and provide all major functions in accordance with the Specifications.
2. BASIC SUPPORT SERVICES
     2.1. ActionLine 8X5 Remote Support.
Veraz shall make available to Customer the following remote technical support and services for the Products (Hardware and/or Software, as applicable):
(i)	Technical telephone support eight (8) hours a day, five (5) days a week between the hours of 9:00 AM and 5:00 PM local time for the assigned TAC, Monday through Friday excluding Veraz holidays (“Basic Support Hours”), for queries and assistance related to the Products.

(ii)	Where applicable, use of remote diagnostic capabilities in the Products by Veraz engineers to assist in the diagnosis and resolution of problems.

(iii)	Access to Veraz call tracking web site, which will provide current details and status of all Customer open and recently closed calls and allow Customer to log new Service Requests, subject to registration of individual users and adherence to Veraz security requirements.
     2.2. Hardware Repair.
Veraz will repair defective Field Replaceable Units (“FRU”). Unless otherwise agreed by the parties, Veraz shall complete repairs and return a repaired FRU or ship an equivalent replacement FRU within thirty (30) business days of receipt of a defective FRU at the Veraz assigned TAC.
Once a FRU is identified as faulty, the Customer shall obtain a Return Material Authorization (“RMA”) number from Veraz and then return the FRU for repair/replacement. RMA requests shall be addressed by Veraz during Basic Support Hours for the assigned TAC. Customer shall appropriately package the FRU to be returned to ensure that it is not damaged in shipment and is clearly marked. Any FRU damaged in transit will be repaired at the Customer’s expense or, if in the opinion of Veraz the damage in sufficient to compromise its future reliability, the FRU will be returned to the Customer unrepaired.
Customer shall bear the risk of loss or damage until the FRU is received by Veraz and shall bear the cost of transportation charges for shipment to Veraz of the FRU to be repaired or replaced. For return shipments from Veraz to the Customer, Veraz shall bear the risk of loss or damage during transit and shall prepay and bear the cost of transportation charges for shipment of the FRU that has been repaired or replaced.
If the FRU returned to Veraz is not defective, Veraz shall promptly advise the Customer in writing of this determination, and in such cases, Veraz shall return the FRU to the Customer at Customer’s expense and risk in its “as received” condition.
If the FRU returned is not covered by Basic Support Services hereunder, Veraz shall promptly advice Customer in writing of this determination; and in such cases, Veraz shall repair the FRU only if so instructed by Customer in writing and charge Customer for labor, parts and shipping in accordance with Veraz ‘s then current rates.
Any FRU repaired or replaced by Veraz shall either be provided with (i) Veraz’s standard warranty, commencing with the date upon which the repaired or replaced FRU is returned to the Customer, for a period of ninety (90) days or, (ii) the existing warranty for the related Hardware, if such warranty period is longer.
     2.3. Embedded Software Fixes.
     Veraz will use commercially reasonable efforts to correct Errors in the embedded Software in accordance with the procedures indicated in Section 5.3 below.
     2.4. Embedded Software Updates.
     Veraz shall provide Customer with all new Updates and Upgrades of the embedded Software related to the Hardware. Veraz will use reasonable efforts to notify Customer by email of new embedded Software Releases and on request Veraz will provide sufficient embedded Software and programmed parts within thirty (30) business days to carry out the upgrade of the Hardware. Installation of the embedded Software and programmed parts is not included in this Service. Hardware upgrades (other than replacement programmed parts) that may be required to support the new embedded Software Release are not included.
     2.5. Software Fixes.
     In the event Customer notifies Veraz of an Error in the Software, Veraz will use commercially reasonable efforts to correct Errors in accordance with the procedures indicated in Section 5.3 below.
     2.6. Software Updates.
     Veraz will provide Customer with Updates and Upgrades to the Software. Installation is not included. Hardware upgrades that may be required to support the new Software Release are not included. Customer shall not be entitled to Updates or Upgrades to Software features and modules not otherwise licensed to Customer.

3. ENHANCED SERVICES
     3.1. ActionLine 24X7 Remote Support
     This Enhanced Service extends the ActionLine Remote Support hours to twenty-four (24) hours a day, seven (7) days a week, including all holidays for the Products (Hardware and/or Software, as applicable). Customer must purchase Basic Support Services in order to be eligible, to purchase ActionLine 24X7 Remote Support.
     3.2. Advanced Replacement (Hardware)
     Veraz will ship Hardware parts upon request of Customer prior to receipt of the defective or faulty Hardware part from Customer within two (2) business days or less from receipt of such request. On-site support is not included as part of this Service.
4. PREMIUM AND ON- DEMAND SERVICES
     All Premium and On-Demand Support Services selected by Customer shall be as specifically described in the Customer Order. The purpose of Premium Support Services is to provide on-site hardware repair and technical support options and such ExpertAssist™ services as network design, custom integration and testing, network/node staging (if applicable), installation, configuration management and project management. With respect to On-Demand Support Services, Veraz offers per incident on-site support services and Veraz’s Preventive Maintenance & Inspection Service, and recommends Customer’s use of this Service once a year in order to maximize the maintenance level of the Hardware. In addition, as part of this Service, Veraz’s field engineer will update Customer engineers on the latest standards and procedures with respect to maintenance and operation of the Products. Veraz also offers a wide range of training options. Veraz’s training program provides courses in Veraz’s equipment, voice and data communications, operations and configuration, all designed to give the best possible expertise to Veraz customers. Courses are provided on a scheduled basis in our education centers or can be provided at Customer’s location. An enhanced e-learning program via the web is available in addition to the courses mentioned above.
5. CALL PROCEDURE, RESPONSE AND ESCALATION
     5.1. Service Request
     When Customer contacts Veraz’s ActionLine, Veraz will log a Service Request on Veraz’s call tracking system and provide Customer with a reference number. The Customer can obtain the status of the Service Request at any time via Veraz’s Support Information web site or by calling Veraz’s ActionLine. As part of the Service Request, Customer and Veraz will determine in good faith the severity of the Service Request based upon the severity levels get forth in Section 4.2 below. Customer recognizes that email is an inherently unreliable means of communication and that a Service Request should not be considered recorded with Veraz until a positive acknowledgement with a reference number is received. Veraz’s Support Information web site can be found at www.veraznetworks.com. Individual user registration is required to gain access to confidential Product support information. Registration can be requested online at the web site or via the ActionLine.

     5.2. Severity Definitions
     Critical - Errors that severely affect service, traffic, billing, and maintenance capabilities, and require immediate corrective action. Veraz will reclassify a Critical Error as a Major Error if there is a suitable Workaround with adequate documentation. Critical Errors include, but are not necessarily limited to:
•	A total system failure that results in loss of all data transmission.

•	Reduction in capacity or traffic handling capability such that the system cannot handle expected loads in accordance with the Documentation. Capacity refers to the capacity for which the necessary Hardware has been installed and the Software configured.

•	Severe degradation in capacity or traffic handling capability.

•	Any material toss of safety or emergency capability (i.e. 911 calls).

•	Loss of the system’s ability to perform automatic system reconfiguration pursuant to the Documentation.

•	Inability to restart the system.

•	Loss of protection switching capability.

•	Loss of billing capability.

•	Corruption of billing or system databases that requires service-affecting corrective actions.

•	Loss of access for maintenance or recovery operations.

•	Loss of the system’s ability to provide any required Critical or Major Error notification.
     Major - Errors that cause conditions that seriously affect system operation, maintenance, and/or administration, and require immediate attention. The urgency is less than for Critical Errors because of a lesser immediate or impending effect on system performance, customers, and Customer operation and revenue, Veraz will reclassify a Major Error as a Minor Error if there is a suitable Workaround with adequate documentation. Major Errors include, but are not necessarily limited to:
•	Material reduction in any capacity and traffic measurement function.
•	Any material loss of functional visibility and/or diagnostic capability.
•	Repeated degradation of port connections.
•	Prevention of access for routine administrative activity.
•	Degradation of access for maintenance or recovery operations.
•	Degradation of the system’s ability to provide any required Critical Error or Major Error notification.
•	An increase in system-related customer trouble reports.
•	High billing error rates.
•	Corruption of system or billing databases not resulting in service affecting corrective actions.
     Minor - Errors which do not significantly impair the functioning of the system and do not significantly affect service to customers. These Errors are tolerable during system use.
     Veraz will operate an automatic escalation procedure for all open Service Requests to ensure that senior management is aware of any problems that require increased attention to meet Service goals. Cases are escalated according to the following table.

     5.3. Veraz Response and Escalation
     Veraz will use commercially reasonable efforts to (i) correct Errors in accordance with Response Time, Restore Time, and Permanent Resolution targets, and (ii) provide the resources required to be allocated by Veraz, set forth in the table in this section below. All times are targets based on Veraz experience and are subject to ActionLine support hours purchased. Veraz provides an automatic escalation procedure using the contacts and escalation thresholds set forth below for all open Service Requests to ensure that appropriate management personnel are aware of any problems that require increased attention to meet Service Response Time, Restore Time and Permanent Resolution targets. Response Time, Restore Time, and Permanent Resolution Time for Hardware issues are subject to Customer having the appropriate spare part on site, or Customer purchasing On-Site Hardware Repair Premium Service. The escalation process is an automatic process, triggered by the Severity Level.

Response Time	< 30 minutes	< 2 hours	<4 hours
Restore Time	Continuous activity to restore in <48 hours	<3 days	<5 days
Permanent Resolution	Commercially reasonable efforts to provide within ten (10) business days	20 business days	Next regularly scheduled Maintenance Release within 180 days
Resource Allocation	Management and all appropriate technical resources	Appropriate technical resources	Technical resources as available

No Initial Response L1 Senior Expert	30 min	2 hours	2 hours
No Initial Response L2 Support Manager	1 hour	4 hours	4 hours

Senior Expert	6 hours	24 hours	30 days
Support Manager	12 hours	48 hours	60 days
VP Customer Care	24 hours	72 hours	90 days
6. CUSTOMER RESPONSIBILITIES.
     6.1. Customer will, at no charge to Veraz, provide Veraz with appropriate telephone and remote access to the Products either through Customer’s network management system(s), or other systems as required by Veraz to allow for the execution of remote diagnostic procedures, subject only to the Customers security rules, including remote access to the Software via ISDN BRI (in call-back mode) or a dedicated circuit.
     6.2. Customer will place all requests for Service to Veraz’s ActionLine by telephone, fax, email or web site using the contact points for the assigned TAC provided in Section 8 below, unless otherwise agreed to in writing by Veraz. Service Requests made by the Customer directly to any other number, person or location are outside the scope of the Support Services provided herein and may be chargeable at Veraz ‘s current time and materials maintenance service rates.
     6.3. Customer will permit Veraz’s service personnel, agents, and/or subcontractors prompt and reasonable access to the Products during such hours as may be necessary for the proper performance of Veraz’s obligation hereunder and shall provide adequate working space, heat, light, ventilation, a safe work environment, electrical currents and outlets and such other facilities, as may be reasonably required to perform any on-site Services. Where prior notice for access is required, Veraz’s Restore Times will be extended accordingly. Customer shall have the right to have a representative present during any Veraz maintenance activity on Customer’s premises.
     6.4. Customer will provide Veraz with a list of suitably qualified designated Customer contacts, up to a maximum of six per eight hour shift, that may contact the Veraz ActionLine.
     6.5. Customer will provide reasonable access to a telephone for use by Veraz’s maintenance personnel when on Customer’s site. This will be within a reasonable distance of the Products and will be provided at no charge to Veraz.
     6.6. Customer, when requested by Veraz, agrees to complete diagnostic and test routines recommended by Veraz or included in the manufacturer’s instructions for any third party hardware or software, which may assist Veraz in completing remote diagnostic tests of the Products where appropriate.
     6.7. Customer will ensure that the Software conforms to Veraz’s minimum supported Software Release revision level requirements and is maintained in accordance with any and all changes to specifications identified in Veraz’s Software Update and Upgrades service.
     6.8. Customer shall operate the Products in accordance with Veraz’s and/or manufacturers / suppliers instructions, an applicable, and shall at all times maintain the proper environmental conditions according to Veraz’s standard site specifications.
     6.9. Customer’s personnel will not attempt any repair or maintenance other than swapping out FRUs on the Products while they are covered under warranty or under this Service plan with Veraz, unless agreed to in writing by Veraz.
     6.10. Customer will maintain an adequate level of spares based on Veraz recommendations and/or Veraz supplied reliability information to meet all Critical service affecting hardware failures allowing for Veraz’s normal repair and return cycle of 30 business days plus shipping times. Restore Times shall be subject to the foregoing.
     6.11. Customer will be responsible for the installation of all Software Releases. Error Corrections and Maintenance Releases provided by Veraz under this Service.
     6.12. Customer agrees to notify Veraz in writing promptly following the discovery of any Error. Veraz agrees to make available to Customer a list of known terrors and to notify Customer in writing promptly following the discovery of any Critical Error. Further, upon discovery of an Error, Customer agrees, if requested by Veraz, to submit to Veraz a list of output and any other data that

Veraz may reasonably require to reproduce the Error and the operating conditions under which the Error occurred or was discovered. Such list and data will be deemed Veraz’s Confidential Information. Veraz will use commercially reasonable efforts to reproduce the Error based on the information submitted by Customer. If Veraz is unable to reproduce the Error, it will have no responsibility to meet the timelines set forth in the table below. In such event, Veraz will diligently continue to attempt to reproduce such Error, provided that Customer will continue to reasonably cooperate with Veraz in efforts to reproduce the Error.
     6.13. Customer is responsible for completion of all applicable data back-ups for Control Switch to include databases and operating systems to ensure that Veraz can restore systems to normal if trouble conditions occur which require recovery of data.
7. SERVICE EXCLUSIONS.
     Support Services do not include:
o	repairs required to correct malfunctions or Errors where the operating environment is different from that in which the Product was originally installed;

o	repairs attributable to or required due to any unauthorized attempt by Customer or any other party to repair or maintain the Product;

o	repaint resulting from the Customer’s attempt to de-install, relocate and install the Product;

o	repairs resulting from casualty, catastrophe, or natural disaster (including lightning damage), accident, misuse, neglect or negligence of Customer, or causes external to the Product such as, but not limited to, failed or faulty electrical power or air conditioning, or any causes other than normal wear and tear from ordinary use;

o	repairs for accessories, attachments or any other devices which are not identified in the applicable Order;

o	repairs resulting from unauthorized changes, modifications or alterations or attachments of or to the Product;

o	the furnishing of optional accessories or consumable supplies;

o	installation/de-installation services and/or relocation/removal services;

o	labor, parts and repairs necessary to restore the Product to food operating condition when the Product was not under a Veraz warranty or under a Veraz Support Services agreement immediately prior to this Agreement;

o	Services for third party software and/or for Obsolete Software Releases;

o	problems in the operation or performance of the Products caused by third party software or hardware products;

o	interaction between the Software or Hardware and operating systems, database software and other software, when Veraz has not approved such operating system, database software, and other software for use with the Software or Hardware;

o	Customer’s use of the Software or Hardware on non-approved equipment or at locations other than the Deployment Sites;

o	on-site support, which Customer may procure at Veraz’s then-current rates; or

o	special services that may be requested by Customer, including, but not limited to: (a) customization services, such as support for customization of routing plans and digit analysis; custom system provisioning and configuration; trunk provisioning; $$7 provisioning, and (b) program management, single point of contact for program issues, cross-vendor program management, formal project planning, issue management, reporting and trending.
     If Veraz determines that it is necessary to perform Services for a problem caused by any of the exclusions above (a “Customer-Generated Error”), Veraz will notify Customer thereof as soon as Veraz is aware of such Customer-Generated Error and, upon Customer’s approval, Veraz will have the right to perform such services and invoice Customer at Veraz’s then-current published time and materials rates for all such maintenance and support services performed by Veraz.
8. SUPPORT CONTACT POINTS
Regional Technical Assistance Centers (TACs)

Veraz Networks, Ltd 30 Hasivim St. Petah Tikva 49517 Israel	Tel: +972-3-928-7077 Fax: +972-3-926-8999 Service@veraznetworks.com

Veraz Networks, Inc. 926 Rock Ave., Suite 20 San Jose, CA 95131 USA	Tel: +1-1-408-750-9400 Fax: +1-408-750-9471 e-Mail:

Veraz Networks, Inc. 1201 West Cypress Creek Road Fort Lauderdale, FL 33309 USA	Tel: +1-1-408-750-9400 Fax: +1-408-750-9471 FTL.service@veraznet.com

Veraz Network, Ltd. ISIS House, Reading Road, Chincham, Hampshire Basingstoke, United Kingdom	Tel: +44-1256-388111 Fax: +44-1256-388141 UK.service@veraznetworks.com

Veraz Network, Ltd Espace Velizy “le Nungesser” 13, Avenue Morane Saulnier 78140 Velizy, France	Tel: +33-1-34630480 Fax: +33-1-30708066 France.service@veraznetworks.com

Veraz Network, Ltd. Au 27 D-61440 Oberursel Germany	Tel: +49-6171620950 Fax: +49-6171620988 Germany.service@veraznetworks.com

Veraz Network, Ltd. 27th Floor Unit 2702, Antel 2000 Bldg 121 Valero St. Salcedo Village, Makati City, Philippines	Tel: +63-2-8452333 Fax: +63-2-8438222 Philippines.service@veraznetworks.com

Veraz Network, Ltd. 14th Floor, Fuhua Mansion No. 8 Chaoyangmenbei Avenue Dongcheng District Beijing 100027, China	Tel: +86-10-65546800 Fax: +86-10-65546900 China.service@veraznetworks.com
Escalation Contacts

First Level	Mr. Amir Shemesh	Manager of Customer Service	Voice: +972-3-9268370 Fax: +972-3-9268999 Amir.Shemesh@veraznet works.com
Second Level	Mr. Yosri Schniedover	VP Customer Care	Voice: +972-3-9266809

First Level	Mr. Shishir Bommireddi	Senior Director of Engineering and	Voice:
		Professional Services	Fax: 1-408-750-9471 shishirb@veraznet.com
Second Level	Mr. Vijay Natdkami	VP of Engineering and Professional Services	Voice: